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                                                                    EXHIBIT 99.2

              SOURCE INTERLINK FISCAL 2006 THIRD QUARTER CONFERENCE
                                      CALL
                            MONDAY, DECEMBER 12, 2005

CORPORATE PARTICIPANTS

TODD ST.ONGE
Source Interlink Company - Brainerd Communicators

LESLIE FLEGEL
Source Interlink Company - Chairman, CEO

JIM GILLIS
Source Interlink Company -  President, COO

MARC FIERMAN
Source Interlink Company - CFO

CONFERENCE CALL PARTICIPANTS

BOB LABICK
CJS Securities - Analyst

JONATHAN MAIETTA
Needham & Co. - Analyst

BARRY SINE
Oppenheimer - Analyst

ROBERT SKLOFF
Sidoti & Co. - Analyst

TODD DENKER
CSFB - Analyst

CHRIS PAULI
The Crown Advisors - Analyst

PRESENTATION

OPERATOR

Good afternoon, ladies and gentlemen and welcome to the Source Interlink Companies fiscal 2006 third quarter earnings teleconference call. Copies of the earnings release have been sent to you for your information and reference during this call. If you become disconnected during the teleconference, please hang up, and dial 800-231-5571 to be reconnected. At this time, all participants are in a listen-only mode. We will be conducting a question and answer session later on in the conference. [OPERATOR INSTRUCTIONS] This conference is being recorded today, Monday, December 12, 2005.

At this time, I'd like to turn the call over to Todd St.Onge of Brainerd Communicators to read the forward-looking statement. Please go ahead, sir.

TODD ST.ONGE - SOURCE INTERLINK COMPANY - BRAINERD COMMUNICATORS

Thanks. Good afternoon. Thanks for joining us for the Source Interlink Companies quarterly conference call.

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Before we begin, we want to remind you that management's remarks today will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, future business plans, strategies and financial position, working capital needs, and opportunities for growth. When used on this call, words such as anticipate, may, will, believe, intend, expect and similar expressions are intended to identify forward-looking statements. Because such forward-looking statements involve certain risks and uncertainties, actual results and timing of events may differ on a material basis from those discussed herein.

Factors that could cause or contribute to such differences include but are not limited to, the risks and uncertainties as discussed in reports previously and subsequently filed by us with the Securities and Exchange Commission, including our Annual Report on form 10-K for the fiscal year-ended January 31, 2005, as filed on April 18, 2005. After a short presentation by management, we will take your questions.

With that, I turn the meeting over to Source Interlink Companies Chairman and Chief Executive Officer, Leslie Flegel.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Thank you, Todd. Good afternoon. Our performance in the third quarter was strong, despite a few issues that are outside of our control, such as higher fuel prices, Hurricane Wilma, and some choppiness in specialty retail sales. We earned $0.17 on a pro-forma basis for the quarter on revenue of $426 million. Marc Fierman will speak to the loss of sales and earnings we incurred as a result of the hurricanes. Our Alliance, music and DVD division performed well in the third quarter and continued to generate strengthening profit margins.

Third quarter pro-forma operating margins for Alliance were 5.1% compared to a year-ago operating margins of 3.4%, despite lower revenue due to the hurricane. This was what we set out to do. Under normal circumstances, sales for the quarter would have been up approximately 4 to 6%.

We began benefiting in the third quarter from the new Kmart and Walgreens business that we picked up in the first half of the year. Alliance also continues to pick up noteworthy new business, which we announced last month, and as Jim will update further. We're looking forward to the benefits of leveraging sales growth across a leaner, smarter, operating model.

Unfortunately, Hurricane Wilma occurred the last week of the quarter, and essentially shut down Alliance's distribution operations in Coral Springs for two full days, and limited distribution for an additional three days. We not only suffered from loss of fulfillment, but incurred additional expenses directly associated with the storm.

Our magazine fulfillment division continues to perform very well. Our revenue for the quarter was 7.1% higher than combined Source and Levy magazine revenue in the same period last year. Levy is on-track to deliver profits in the fourth quarter, which is a tremendous accomplishment for our Company in such a short span since the acquisition. We also announced some significant new business, which will result in increased revenues and profits in fiscal 2007.

I would like to make a point about the significance of being chosen as a distributor for Costco. The process and the selection of a distribution company was complex because a retailer with stores located throughout the United States and Puerto Rico desired national distribution from essentially one supplier. The fact that we were awarded this business, I believe, helps validate our claim that we have built the best system suited to service a retailer on a national basis.

I also believe more chain retailers, both national and global, will be looking to do business with fewer, and in some cases only one distribution source. To my knowledge, this is the first time a major national

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mass retailer with stores located throughout the country chose a supplier for their entire magazine program. The business plan we have executed thus far and the plan going forward is exactly about that: It is about becoming the national and ultimately the global answer for the home entertainment content industry to major retail chains, as they continue to expand their brands domestically and internationally.

I now want to talk for a moment about our fourth quarter, which ends on January
31. Through the first half of the year, we were a bit ahead of our plan for the full fiscal year. By the end of the third quarter, we had slipped about $0.04 behind plan but $0.03 of that can be attributed to two issues, one being the hurricane net of expected insurance recovery, and the other being the unanticipated closure of primary Source, not included in our plan at the beginning of the current fiscal year.

So, except for those nonrecurring losses, we are essentially on-track with our annual plan at the end of the nine-month period. The year has been strong thus far, and we are confident that we will report a profitable fourth quarter. There is no question, however, that hurricanes and energy prices negatively affected overall retail performance during the summer and fall, and it is unknown to what degree the cost of fuel will restrict foot traffic at specialty stores during the holiday season.

Sony's recall of previously-sold CDs containing a new copyright protection technology is one issue that has been widely reported, and has had an impact on our music business. Specialty chains appear to be optimistic about DVD sales, and mass market retailers appear to be pointing to strong sales of general merchandise. An encouraging note is that Internet sales of DVDs and CDs are strong thus far for our company. Conversely, this season lacks strong blockbuster sellers in books, CDs and DVDs. Therefore, there is conflicting information in the marketplace, depending on the retailer and the category.

Essentially, it is just too early to determine definitively what all of this means for our fourth quarter. For our Alliance business, we are just now beginning the several critical weeks of the holiday-selling season. In addition to Christmas, Hanukkah is abnormally late this year, which will place a greater emphasis on sales in late December and January, than would ordinarily be the case.

Also, Alliance expects to benefit from the growing phenomenon of gift cards, which are often used for purchases like music and movies in the post-holiday period. So, while our shipments in advance of this season have been consistent with our expectations, the ultimate results will be in the sell through. I want to speak for a moment about what we, like you, are hearing about the core businesses that we are involved in. DVDs are dying, CDs have outlived their usefulness, and the end of books and magazines is coming.

As Mark Twain said after it had been reported that he had died, reports of my death are greatly exaggerated. Reports of the death of home entertainment content product are similarly exaggerated. We don't deny that there is and will be an impact on the overall market by the Internet and the new in-store and in-home technologies. We study reports on the new technologies very closely.

As a matter of fact, part of our recent growth is due to our back room services for major Internet sellers. We are convinced that 5 or 10 years from now, the content business may look different. Businesses always do, but some points need to be made to understand where Source is positioned in all of this. We understand home entertainment products evolve, DVDs replaced VHS, and we are certain DVDs will be replaced by high definition DVDs, which should prove to be beneficial to us, as it will create a new generation of DVD sales.

There will be new audio products, remember when television was going to bring and end to radio, and even magazines and books may change over the time, although they've pretty much retained the same format for decades. New magazine titles coming out this year were supposed to diminish because of the Internet, and that did not happen.

In fact, there's been a flurry of new weeklies, primarily geared to single-copy sales at the checkout, that have emerged, making our move into the mainstream market, through the acquisition of Levy most propitious. Home entertainment content products may look different and play on different hardware, but

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they will be around and they will be sold at retail. We have put in place the distribution model that can deliver product anywhere, anytime, more efficiently, and faster.

Therefore, Source is positioned to capture market share for years to come, and that includes the Internet, as we have evolved as the primary back room source of supplies for CDs and DVDs for that emerging marketplace. Our relationships and our market position is not directly dependant on smash hits, or our constantly expanding movie or music universe.

We are confident there is much life left in these businesses, even if DVDs grow at 5% rather than 15%. And even if the music business decreases a percent this year or next, our goal is market share. We will add change, we do not have today, which will grow our business.

We intend to expand internationally and that will grow our business. We expect to achieve additional space for our product lines and chains where we already have a foothold, and grow our business, and we will cross-sell products and services, which will also grow our business. When there is change, we intend to lead it and adapt it to our business model.

The expansion potential left in our business is enormous, regardless of momentary ups and downs of the market. It is about home entertainment, which is growing dramatically as a category, and the companies best equipped to deliver the goods to new age retailers, who think and operate on a global scale. That's why our optimism and enthusiasm remains undiminished.

Fiscal 2007 will be the first full year for the Company as now we know it, and we are looking forward to it. In the past year, we have transformed Source Interlink into a market leader in the merchandising and fulfillment of home entertainment content products. We are now a much stronger and a much more efficient company, positioned to capitalize on outstanding long-term growth prospects. The announced new business illustrates we have the potential to accomplish continued growth in the retail marketplace, as we have other exciting opportunities in the pipeline for 2007, that should further validate the value of our model.

Now, I'll turn the call over to Jim Gillis, our President and Chief Operating Officer. Jim.

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT, COO

Thanks, Leslie. I'd like to discuss the revenue and cost-saving opportunities that we are realizing from our major acquisitions. The Alliance and Levy investments solidified our position as the home entertainment content leader, and created a full service model that is unmatched in the industry. Source immediately gained the critical mass that is necessary in today's industry environment to drive continued growth. And the right product and the service mix that allows us to cross-sell our complete offering to our extensive customer base.

Through this full service model, we're beginning to uncover opportunities that simply were not there in the past. Our recently-announced Costco magazine program represents a significant new outlet for publishers, but more importantly, it demonstrates the true value of the Source platform. We were chosen as the supplier of Magazine Distribution covering all Costco's 340 domestic warehouse clubs from Alaska to Puerto Rico. No other magazine distributor could provide this type of turnkey solution.

Source Interlink Companies' manufacturing division is supplying all the equipment needed for merchandising displays. In other divisional highlights, we've made notable progress integrating Levy into our overall operations, which has in turn improved our infrastructure and placed us in a position to increase market share.

First, we completed the primary Source transition into Levy, which has enabled us to eliminate a significant amount of duplicate infrastructure and personnel. Secondly, we began the process of sharing

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and rationalizing Levy and IPD weekly depots and staging points, this has achieved two objectives, an increased number of customers are now enjoying earlier delivery times, as well as the valuable pre-weekend delivery.

Secondly, it has reduced fixed costs. And third, we began rerouting Levy's retail stores, as to optimize delivery costs through our agreement with UPS. Overall, these integration efforts are very important, and speak to the reasons we made the Levy acquisition. We are creating a leaner and more flexible operating division, improving relationships with our existing customers, and increasing our ability to service new business.

In January, we will begin distribution and merchandising services to an additional 386 Walgreens locations in Southern California and Arizona, resulting in an additional 5 to $6 million in increased revenue. Many of these new Walgreens locations will be serviced via third party delivery. Source now distributes books and magazines to more than 1300 Walgreens locations and DVDs and CDs to over 2500 locations nationwide.

In addition, by the first of this next coming year, we will complete the rollout of the distribution and merchandising services for all 32 Fry's Electronics stores. This retailer operates stores from California to Georgia, and will result in additional revenues of 3.5 to $4 million.

On the international front, Source recently expanded our Magazine Distribution agreement with Borders, becoming the exclusive distributor of all U.S. magazine titles to all U.K.-based Borders stores. If you now visit a Borders store in London or any other U.K. city and see a U.S. title, it was put there by Source.

Alliance's books and valuable new business, as well. Alliance recently added DVD distribution and fulfillment services to two leading supermarket chains in the West, with a combination of over 600 stores, and almost 42,000 DVD display positions. Combined with the more than 40,000 pockets we brought online earlier this year, we will have 80,000 DVD pockets in supermarkets throughout the country by the end of the year.

In general, the chains where we've added DVD pockets are the ones where we've had ongoing relationships in the past, either as a rack manufacturer, an RDA agent, or a magazine distributor. We are making real progress across our business lines. Both new and existing customers are recognizing the value of our service umbrella and our ability to meet their challenging needs, and increase the various types of entertainment products, in order to maximize sales. It's been a total team effort and Levy, Alliance and Source are now speaking to retailers as one.

With that, I will turn the call over to Marc Fierman, our CFO.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Thank you, Jim. And good afternoon, everyone. Today I will review our third quarter financials, and discuss the operating results of our four reporting segments. CD/DVD Fulfillment, Magazine Fulfillment, In-Store Services, and Shared Services. As explained on previous calls, the latter, our Shared Services Segment, consists of shared overhead functions associated with the operating segments.

Also, as previously-discussed, we are providing financial results on both a pro-forma and GAAP basis. For fiscal 2006, the pro-forma view assumes the Alliance deal closed effectively at the beginning of our fiscal year, February 1, 2005. While the GAAP view reflects results as of the merger date, March 1, 2005. For both pro-forma and GAAP, the results of Chas. Levy are reported as of the date of acquisition, May 10, 2005. The pro-forma view excludes the Alliance merger-related expenses incurred in the first quarter, and the ongoing amortization of Alliance and Levy and tangible assets, of which the Alliance portion is non-tax-deductible.

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Also included in the third quarter is an anticipated hurricane-related insurance recovery, which I will discuss shortly. As a reminder, for prior year periods, we will be comparing to consolidated historical Source, meaning without Alliance or Levy. Each quarter we are providing at the segment level, Alliance's pro-forma historical financial information in the comparable prior year periods, so that you could evaluate performance. We will not be providing similar information regarding Levy, as it is now an integral part of magazine fulfillment operations, and is reported in that segment.

The following are the pro-forma consolidated results from continuing operations for the third quarter and the nine-month period. Third quarter net income totaled $8.8 million and for the nine-month period, net income totaled $21.2 million, calculated on a year-to-date effective tax rate of approximately 38%. Third quarter revenue was $425.9 million and for the nine months is $1 billion
127.3 million. Growth profit for the third quarter was $86.1 million, a 20.2% margin, and for the nine months, $227.5 million, also a 20.2% margin.

Operating income for the third quarter was $16 million, a 3.7% margin and for the nine months, $38.4 million, a 3.4% margin. Third quarter pretax income was $14.1 million, and $34 million for the nine months. Earnings per share for the third quarter are $0.17 computed on 53 million diluted shares. Earnings before interest, taxes, depreciation and amortization, EBITDA totaled $19 million for the third quarter, and $47 million for the nine-month period.

On a GAAP basis in the third quarter, the Company reported net income from continuing operations of 6.1 million, or $0.11 per diluted share. GAAP results for the third quarter last year, not including Alliance or Levy, reported net income from continuing operations of $4 million, or $0.16 per diluted share, computed on an effective tax rate of approximately 31%, and 24.9 million diluted shares. Revenue from continuing operations was $90.8 million, and EBITDA from continuing operations was $7.5 million.

Before getting into the segment discussion, I want to quantify the impact that Hurricane Wilma had on the third quarter results, which was touched on by Leslie in his opening remarks, as well as the dramatic rise in fuel prices. Hurricane Wilma, which struck in October, affected both coasts of South Florida, causing power and other disruptions to operations, in both our headquarters located on the west coast of the state, and more severely and of greater duration at our east coast CD and DVD distribution operations.

Insurance is only expected to indemnify a portion of the overall costs. We estimate that about 15 to $20 million of sales in the CD, DVD segment were lost. The Company estimates that the pretax P&L impact from the affected shipments, as well as the extra hurricane-related costs incurred, net of anticipated insurance proceeds, was approximately $1.6 million.

The runup in motor fuel prices during the quarter, as a result of supply disruptions caused by Hurricane Katrina, resulted in expenses exceeding those anticipated by approximately 500,000 to $600,000 of pretax dollars during the quarter. The effect that the two events had on earnings is in excess of $0.02 per diluted share, which when added back to the quarter, would have resulted in pro forma earnings of approximately $0.19 per share.

Pro-forma segment results are as follows. For the third quarter, the CD and DVD Fulfillment Segment reported lower revenue compared with the prior year, primarily due to the effects of Hurricane Wilma, but overall stronger profitability in margins. Revenue for the quarter was $226.4 million, compared with $232.5 million in the prior year period. Gross profit was $40.4 million compared to $39.3 million last year. Gross profit margins increased to 17.8% from 16.9%.

Operating income for the segment was $11.6 million compared to $7.9 million in the prior-year period, and the resulting operating margins increased to 5.1% from 3.4%. For the nine-month period, the CD and DVD Fulfillment Segment reported revenue of $656.7 million, compared with $666.2 million in the prior year period. Gross profit was $116.1 million, compared to $114.6 million in the prior year. Gross profit margins increased to 17.7% from 17.2%. Operating income for the segment was $31.2 million, compared to $21.1 million in the prior year period, and the resulting operating margin increased to 4.8% from 3.2%.

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In the third quarter, the Magazine Fulfillment Segment, which includes Chas.
Levy, reported revenue from continuing operations of $176.7 million. This compares with $69.9 million in the prior year period, an increase of 152.7%, reflecting in large part the fact that Levy wasn't part of our Magazine fulfillment operations last year. Gross profit from continuing operations increased to $39 million from $18.4 million in the prior year, an increase of 112%. Gross profit margins from continuing operations decreased to 22.1% from 26.3%, as a result of lower margins in the Levy mainstream business.

Operating income from continuing operations for the segment was $5.7 million, compared to $5.1 million in the prior year period. The resulting operating margin in the quarter was 3.2%, compared to 7.3% last year. For the nine-month period, the Magazine Fulfillment Segment, of which Levy was a component since May 10 of 2005, reported revenue from continuing operations of $415.2 million, compared with $201.3 million in the prior-year period, an increase of 106.2%.

Gross profit from continuing operations increased to $94.5 million from $50.2 million in prior year, an increase of 88.3%. Gross profit margins from continuing operations decreased to 22.8% from 25%. Operating income from continuing operations, excluding prior year relocation costs for the segment, was $14.2 million compared to $13.6 million in the prior year period. The resulting operating margin for the nine months was 3.4% compared to 6.7% last year.

In-Store Services revenue totaled $22.7 million in the third quarter. Compared with $20.8 million in the year-ago quarter, a 9.1% increase. Gross profit in Q3 was $6.7 million, versus $7.3 million a year ago, an 8.5% decline. Gross profit margins decreased to 29.5% from 35.2% last year. Operating income in the third quarter was $4.5 million versus $4.9 million a year ago and operating margins in Q3 were 19.9% versus 23.3% a year ago.

For the nine-month period, In-Store Services revenue totaled $55.4 million compared with $58.5 million in the year-ago period, a 5.2% decrease. Gross profit margins were $16.9 million versus $21.3 million a year ago. A 20.5% decline. Gross profit margins decreased to 30.5%, from 36.4% last year. Operating income in the period was $10.1 million versus $14.3 million a year ago, and operating margins for the period were 18.3% versus 24.5% a year ago.

In the third quarter, expenses incurred in our Shared Services Segment increased to $5.8 million, from $3.9 million over the same period last year, and for the nine-month period, increased to $17.1 million, from $11.4 million. This increase reflects the Company's substantial increase in size this year, but the numbers also reflect the inherent efficiencies in the combinations, as evidenced in the third quarter, Shared Services decreased as a percentage of revenue from continuing operations from 4.3% a year ago, to 1.4% this year, and for the nine months, decreased from 4.4% to 1.5%.

Cash used in operating activities during the third quarter were $28.8 million. Third quarter CapEx was $2.9 million, and depreciation was $2.5 million. This use of cash was cyclical, and was anticipated. Operating cash was primarily utilized to build up the CD and DVD inventories and customer receivables, as the holiday selling season progresses.

For the nine months, pro-forma cash used in operating activities was approximately $6.6 million, with CapEx of $9 million and depreciation of $6.7 million. Interest expense during the quarter was $1.9 million. The following are some of the balance sheet highlights as of October 31, 2005: Total assets, $939.9 million. Working capital, $61.8 million. Revolving bank debt, $75.9 million.

And most recently, the revolving loan balance is approximately $57 million. Mortgage loan on Coral Springs facility, $20 million. Currently excess availability on our $250 million asset based-credit facility is approximately $198 million.

Before we take questions, Leslie has some closing comments. Leslie?

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LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Thank you, Marc. As of the end of our third quarter on October 31st, our transformed Company including Alliance and Levy, had been in place for approximately six months. During that gestation period, we set the following priorities, the consolidation of management, the achievement of approximately $30 million in annual cost synergies over a two to three-year timeframe, improvement in gross profit and operating profit margins, the achievement of organic revenue growth, and to be on the lookout for strategic acquisition that's will enhance our service offerings, and result in accretive earnings.

Let me give you a progress report. When we made these two very major transactions this year, we not only got bigger, we got better. We inherited outstanding management teams that enhance our operating structure through all facets of the Company. The transition into Source was cohesive and complete.

We are already achieving cost synergies as demonstrated by the fact that corporate shared expenses in the third quarter were slightly ahead of 1% of revenues, as compared to slightly ahead of 4% in the corresponding quarter last year. It is anticipated that an additional 8 to $10 million in direct cost savings will be achieved in our next fiscal year, despite the inclusion of significant additional sales.

We have also almost doubled Alliance's operating profit without significantly changing its gross margins. We will continue to improve gross margins by negotiating better deals with suppliers through promotions at point of sale, and through the licensing of proprietary product. The expansion of our distribution base will make us more attractive to producers, and allow us to leverage and improve financial deals with our suppliers. This, of course, will result in further improvement in operating profits.

In the Magazine business, Levy's operating margins are vastly improved. Operating margins continue to improve as we add sales and achieve cash synergies. Jim also told you about additional business gain in the course of this year, that we believe should amount to at least $100 million in added sales next year. He also stated a number of new sales opportunities that are in process, and we do expect continued success.

There are also several acquisitions we are looking at, but none are done deals. All of these possible acquisitions are strategic in the sense, they would provide an additional element that we can effectively incorporate into our offerings. So, it is possible that we might look for it at a company that provides a product, service or license, that we do not currently offer to our customer base, or we might want to absorb a company that gives us distribution entree to major customers we do not serve now, or we might acquire a company in a related field that would enhance our role in the home entertainment business, or finally we might investigate possibilities that expand our distribution networks in magazines or books or CDs and DVDs, either in North America or overseas.

We generally have only made acquisitions we determine to be accretive to earnings, immediately or in the very near future, and that will be the case as we move forward. We have demonstrated that we could acquire these strategic companies, weave them into the fabric of our Company, and make greater profits from them, than their previous financial history would have indicated.

We are now financially a stronger Company. In fact, we are light years ahead of where we were two years ago. We have nearly $200 million available on our credit facility, and our debt is about the same now as it was then, and we are almost five times as large. Our current ratio of bank debt to LTM pro forma EBITDA, excuse me, is slightly more than 1:1.

At this time, we feel it would be premature to give specific guidance for the next fiscal year. For one thing, we're working on projects that could positively alter our forecast. We also believe it prudent to complete a full year with the newly-formed company before the further issuance of guidance.

I will state that our outlook is optimistic because of the anticipation of the aforementioned synergy cost savings, and the impact of a full year of new sales from the previously-announced new business, and the

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continuance of improved operating margins. Our share count has more than doubled, and yet our earnings per share on a pro forma basis have increased, when comparing this quarter to the corresponding quarter last year.

One very important thing to keep in mind is that our share count has stabilized, and should remain at current levels for the foreseeable future. This should translate to continued EPS growth, as we execute the business plan and as I noted earlier, you should see that growth in fiscal 2007.

Thanks for joining us today, and now I'd like to open it up the floor for questions.

QUESTION AND ANSWER

OPERATOR

Thank you. [ OPERATOR INSTRUCTIONS ] Our first question comes from Bob Labick of CJS Securities. Please go ahead.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Hi, Bob.

BOB LABICK - CJS SECURITIES - ANALYST

Hi, how are you?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Good.

BOB LABICK - CJS SECURITIES - ANALYST

First question. I wanted to discuss the operations that were shut down during Wilma. Is everything back up and running at full speed? And will there be an opportunity for you make up any of the lost sales from Q3 in Q4?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Everything is virtually back up to speed. The sales we talked about losing, or sales we anticipated were lost that are not recoverable. There are some sales that are potentially, that we were able to recover to some degree, but the 15 to $20 million that Marc mentioned are not recoverable sales, primarily because they were either timely issues, or frankly they were filled at the last-minute by other suppliers, because they simply couldn't operate.

BOB LABICK - CJS SECURITIES - ANALYST

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Okay. Understood. Looking forward, could you expand a little more on the Costco deal, just give us an idea of the expected, I guess a range for margin versus your previous margins in specialty magazine or, you know, and an opportunity around a range of revenues for that for next year? And when does it start? When will you begin to see revenues for that deal?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

The business is anticipated to start in February/March. Is that correct, Jim?

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT, COO

Yes, probably March.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Okay. And we are bound by out relationship with Costco not to release financial information. I can tell you that the margins in that business are fairly typical of the bookstore margins that we have worked on in the past.

BOB LABICK - CJS SECURITIES - ANALYST

Okay. That's definitely helpful. And then I guess just a last question, and I will get back in queue, you obviously mentioned that you're looking at potential acquisitions. Can you give us an idea of maybe the size, and by mentioning it on this call, should we believe it's I guess likely that something will happen next year? Or could you just I guess expand on that a little bit?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Okay. I thought that comment might provoke some questions. Well, in fact, frankly, we're looking at a range of different size opportunities that we've either sought out or have been presented to us. In effect, they range frankly from 40 or $50 million in sales, to in effect, really, in at least one case, over $1 billion in sales. And the likelihood of their happening, I'd say the likelihood of our doing some deals next year are pretty strong.

The big deal I just mentioned, I would not say that likelihood is strong because that is a major deal, but we have a number of deals that we think are very strategic and accretive to what we're doing. And we're pursuing them. So, we don't pursue things without the idea of being able to achieve them, but at this point, we don't feel confident to say that anyone should count on those happening.

BOB LABICK - CJS SECURITIES - ANALYST

Okay. Actually, one last question if I could, and I promise to get back in queue. Just for Marc, you mentioned, you know, obviously the seasonal use of cash building up right now, can you give us an idea for a range of expected cash from operations for the year? You know, this year how should we think about it?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Well, last year our positive cash flow, if I recall correctly, Marc, you might correct me on this if I'm wrong, in the fourth quarter was approximately in excess of 45 to $50 million. Is that right?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

That's approximately what it was last year on a pro forma basis.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Right. So, we were fairly flat in the first quarter. We had a strong positive cash flow in the second quarter, and as we anticipated and this will in general, always be the case, negative cash flow in the third quarter because that's when we buy all the inventory, and build up the receivables. And then the lion's share of it comes back to us in the fourth quarter. So, in effect, the earlier statement we made earlier in the year, 40 to $50 million in positive cash flow by the end of the year, is pretty much still our target.

BOB LABICK - CJS SECURITIES - ANALYST

Very helpful, thanks very much.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Okay.

OPERATOR

Thank you. Our next question is coming from Jonathan Maietta of Needham and Company. Please go ahead.

JONATHAN MAIETTA - NEEDHAM & CO. - ANALYST

Okay, thank you very much. Leslie, I was wondering if you could make some qualitative remarks about rerouting Levy to UPS. How can we think about that? Is that a process that will take place over several years? And ultimately, roughly what percentage of the Levy business do you think can be rerouted over to UPS?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

It's something that we're very active at right now. We do believe that we will accomplish, we've already accomplished as Jim mentioned on the call, a fairly substantial amount of routes have already been rerouted. We have a two-year plan in-total, beginning with the beginning of this year. This next fiscal year, to come pretty close to completing what we call a hybrid model. Levy had approximately 650 routes that they service by truck. We would anticipate that we would eliminate at least half those routes, if not more, sometime within the next 18 months to 2 years in total.

JONATHAN MAIETTA - NEEDHAM & CO. - ANALYST

Okay.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

And one comment I want to make about that, that's pretty important, we're finding that a model that seems to work the best for us, is a model that keeps truck delivery service in major inner cities, in confined areas, where it makes sense, where there is route density, and the effectiveness of the UPS system that we have, is that we can take on a company like Costco, service them with regular trucks in their major markets, in major markets where we are, and still reach every corner of the United States to service a Costco, and including Puerto Rico, with UPS.

There is no other distributor that has that capability. So we really, the system really does work. The hybrid system works, and it's evident by the money we're making out of the magazine business, when you have to realize most other distributors, traditional distributors, are either losing money or making very little, if any at all.

JONATHAN MAIETTA - NEEDHAM & CO. - ANALYST

Got it. Okay. And then just a quick question for Jim, I think on the last call you had mentioned, you have a new 72-pocket DVD spinner rack. I was wondering if you've seen traction for that product in this quarter?

JIM GILLIS - SOURCE INTERLINK COMPANY - PRESIDENT, COO

That's becoming our model as a matter of fact. Generally, our new model, beginning the first of the year, if we don't put the spinner out, the spinner will go first, the checkout will go second. It's doing better than checkout.

JONATHAN MAIETTA - NEEDHAM & CO. - ANALYST

Interesting. Okay. Thank you very much.

OPERATOR

Thank you. Our next question is coming from Barry Sine with Oppenheimer. Please go ahead.

BARRY SINE - OPPENHEIMER - ANALYST

Good afternoon.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Hi, Barry.

BARRY SINE - OPPENHEIMER - ANALYST

Hi, I want to go back and make sure I understand correctly the EPS numbers you went through, and kind of the pro forma. You had indicated that you're perhaps a few pennies behind the $0.75 you were looking at for the full year. And I think if I go back and do the math, you had $0.12, $0.12, and this quarter pro forma $0.17. Are those the good numbers?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Yes. Those are correct numbers.

BARRY SINE - OPPENHEIMER - ANALYST

And then the pro forma for the events of this quarter, there was $0.03 for the hurricane, but you will gain back a penny due to insurance proceeds, and you have that in the pro forma?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

That's also correct.

BARRY SINE - OPPENHEIMER - ANALYST

Okay. Is there anything else in that third quarter other than the hurricane and that $0.01 recovery?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Well, there's a little bit of an unknown factor that we just couldn't quantify. That was a result of lower sales to some degree because, #1, a number of stores that we service, I think at least 57 that I recall were shut down or actually closed for the rest of the year by Katrina. Which was announced by some of the bookstore chains, which are our major customers, you know, previous to this call.

And that hurt obviously, if you lose 57 important stores, that will hurt your sales. And also to the degree that foot traffic slowed down in stores because of the energy crisis, but that's an unknown factor, and we can't quantify it. But basically your numbers are correct.

BARRY SINE - OPPENHEIMER - ANALYST

Okay. And then the stock is moving around, up and down in the after market. So, I just want to go back and maybe clarify a bit on the forward-looking statements you made regarding the fourth quarter. If I could kind of paraphrase, it sounds like there's a lot of factors that you're discussing were early into the quarter since your quarter ends the end of January, but it sounds like while there's a number of factors, you still have a fighting chance you could hit the original guidance, could come in a little lower, a little higher.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Yes, that and the fact, in essence, our point was that there are enough factors that are coming to us, that create the need to be cautious. We announced that we're actually $0.04 behind our original guidance, due to the factors that we mentioned earlier. So, that should give you a pretty good guideline. We don't know exactly what's going to happen at all. We're putting the product out as we expected to do, and it just comes down to how it's going to sell through when it's in the marketplace. So, it's unknown at this point.

We haven't lived through a quarter with all of these companies together before. We want to see that happen, and then there is the factor that appears that the Christmas season, shopping is a little later this year, and also the Hanukkah, which is a big part of sales of DVDs and music, that Hanukkah is unusually late this year. It puts more emphasis on what will happen in January. So, all we've done is tried to give some issue of caution, but we do expect a very strong, profitable quarter in the fourth quarter. It's just a degree of how profitable it will be depending on sell-through.

BARRY SINE - OPPENHEIMER - ANALYST

Okay. And then the last thing I wanted to ask about is, you mentioned the traffic impact of your customers as a result of fuel prices, and we saw fuel prices start out the quarter relatively low, get very, very high in mid-quarter, and then come back again.

I would think that would give you a pretty good sense of the sensitivity of your sales, as it relates to fuel prices. Fuel prices are kind of back to where they were in the current quarter. What have you learned from seeing that volatility in fuel prices, and what can you apply those lessons to, in terms of the current quarter?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

You know, our products that we put into the stores, Barry, are very high impulse products. And a lot of our business is done in the bookstore chains. Particularly in Alliance. In the magazine business, too, as far as that's concerned. Listen, you know, you've seen the reports coming out of some of the bookstore chains about their anticipation of the fourth quarter. So, all we're doing is listening to what we're hearing, just like, you know, just like you can read it, the same way.

Our feeling is that the fourth quarter will be fine. I mean, we just don't know to what degree. I will tell you one very positive thing, is that our Internet business is definitely up. So, that's helping and maybe that's drawing some business away from the specialty stores, as well. So, there's just enough unknown factors for us to really put a handle on it at this moment. We need a little more time.

BARRY SINE - OPPENHEIMER - ANALYST

Okay, very good, thank you very much.

OPERATOR

Our next question is coming from Robert Skloff of Sidoti & Company.

ROBERT SKLOFF - SIDOTI & CO. - ANALYST

Good afternoon. Question, I just want to get a better sense of Levy. I don't think you gave us the pro forma revenue growth year-over-year, if we can get that, and I'm just trying to get a sense on how close Levy is to breakeven? I think at one point you said you were hoping by the fourth quarter of this year, do you still feel that way? And, you know, just trying to get a sense on how Levy is tracking?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Well, first of all, Marc, do you have the answer to the first part of his question?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Well, I think what you said, Leslie, in your opening remarks that, with on a pro forma basis, combined revenue was 7.1% higher this year, than it was last year with Levy.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Okay.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Okay. I guess that answers that question.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Okay. Great. Reference Levy's profitability. Levy's doing great. For the year, through the third quarter, they in fact, are a little positive in earnings. And for the fourth quarter, we are anticipating them to be profitable, contributing to profits. That was always anticipated if you recall in earlier calls, we said that we would probably lose money in the second quarter. Breakeven in the third, and make money in the fourth. And I think we're exactly on-track to do that.

ROBERT SKLOFF - SIDOTI & CO. - ANALYST

Okay, great. And then a question for Marc. Debt obviously went up in anticipation of the holidays, can you give us a sense on on where you guys think that might end up by the end of the year?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

When you say debt, we're talking about the revolver I assume?

ROBERT SKLOFF - SIDOTI & CO. - ANALYST

Correct.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Potentially that revolver balance could be down somewhere between, you know, zero to $25 million, depending on cash collections.

ROBERT SKLOFF - SIDOTI & CO. - ANALYST

Okay. Great.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

And again, it's also the timing of them, obviously as they come in during the last few weeks of our fiscal year.

ROBERT SKLOFF - SIDOTI & CO. - ANALYST

Okay, super. Thank you.

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Okay.

OPERATOR

Thank you. [OPERATOR INSTRUCTIONS] Our next question is coming from Todd Denker with CSFB. Please go ahead.

TODD DENKER - CSFB - ANALYST

Hi, guys, first question. Do you have target margins for Alliance and magazine fulfillment? Longer term, that is.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Yes, you mean goals, when you say target?

TODD DENKER - CSFB - ANALYST

Right, right.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Somehow when someone says target, I always think of the retail chain! Yes, we do. And that's a very important point. Earlier in the year, last year when we acquired Alliance, or merged with them, we, you know, their margins were in the 3% range.

If you see earlier comments that I made, you will note that I strongly suggested that a major goal of ours, was to convert unprofitable business to more profitable business and improve operating margins. And I remember I was actually asked, could we, did we think we could get it to 5%? Well, guess what, for the first three quarters of this year, we're right at about 5%, which is almost an 80, 90% increase over last year. That's a result of better operating efficiencies, as I stated, but also of a plan.

We really have a plan to improve margins, not just in Alliance, but also in Levy as well. The margins in the original magazine business we had of 26-plus percent are outstanding. I'm not saying we're maxed out on it, because we do have some plans to improve that as well. But we do have plans to improve the margins at Levy, you know, we've only owned them since May, so we haven't had time to do that.

In the case of Alliance, we are not, even though 5% was our goal for this year, it's not our goal for the future. Our future is to do better. And one thing I want to note is that when you lose 15 to $20 million in sales, in the last couple of days of the quarter, I mean the timing was unbelievable, because it was just the last few days of the quarter, that this happened with the hurricane. But your profit on those incremental sales to the bottom line, are generally much higher than profits as you're building up to getting over your levels of expenses, and so on, and so forth.

Because at that point, you're pretty much now just down just to the pure cost of pick & pack and freight. Most of SG&A is out of it. So that hurt us. I mean our margins would have been better than 5%, had we been able to enjoy those sales. So, we're on a great track where that's concerned.

TODD DENKER - CSFB - ANALYST

Okay. Well that was all nice qualitatively, I guess I was looking for a quantitative number.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

In terms of a specific number?

TODD DENKER - CSFB - ANALYST

Yes, like five years down the road, I'm not going to hold you to it, but I mean
--

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Oh, right! [ laughter ]

TODD DENKER - CSFB - ANALYST

You know, I mean I assumed you would say they could get higher. I was just trying to get a sense of what magnitude.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Well, you know, listen. I have an overall goal, and all it is is a goal. Is over the next five years, to substantially increase the revenue of this Company, you know, I don't want to come out and come up with a number, because I will be held to that, of course, but substantially, you know, a potentially, you know, a 50 to 100% increase in sales, if we can do the things that we mentioned before.

When you do that, in the businesses that we're in, when you can add sales to an existing infrastructure, you do improve your operating, we're talking about operating margins here, not gross margins, although that's part of it. So, you know, if we can do that, we could probably look at 6 to 8% margins in this company, as opposed to something under 5 where they are collectively right now.

Margins in our In-store business are very strong. Even with the wire business hurting, the contribution of profit is very strong. So, I would say that we have a goal to, you know, get into the 7, 8% range, sometime down the road here.

TODD DENKER - CSFB - ANALYST

Okay, and then the last question, you mentioned well, actually, you didn't elude to it now, but DVD sales, you've eliminated some unprofitable DVD sales, right? So year-over-year, the Alliance revenues are down. What would they be, exclusive of those sales which you chose to walk away from?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Well, we walked away from well over $50 million in business.

TODD DENKER - CSFB - ANALYST

Okay.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

And in addition to that, if we had actually, this quarter would have been if we had gotten the sales we had lost through Wilma, this quarter would have actually been the first time this year, we would have had a nice sales increase. As I mentioned in my opening remarks, over the same quarter last year. So, we're on the right track there.

TODD DENKER - CSFB - ANALYST

Okay. Thanks.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Okay.

OPERATOR

Thank you. Our final question is coming from Chris Pauli of The Crown Advisors. Please go ahead.

CHRIS PAULI - THE CROWN ADVISORS - ANALYST

Good evening, gentlemen.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Hi, Chris.

CHRIS PAULI - THE CROWN ADVISORS - ANALYST

Hi, Leslie. Said differently, the lost sales from Alliance due to the storm, with your 5% margins, would have contributed approximately $1 million to the bottom line, or more compared to the $620,000 of insurance proceeds. Is that correct?

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

No. Marc, do you want to comment on that?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

Chris, you have to remember, you can't just look at, we still incurred all of the SG&A costs, except for obviously some of the corrugated and the shipping costs. So, really it's the margins that were lost, the profit that's lost from those sales are closer to either gross profit, than they are the operating profit. Plus, we also incurred, we had to have generators and things like that of that nature, and had extra costs incurred because of the storm. We lost 15 to $20 million in sales, and there was about, and the net impact after the insurance was about $1.6 million to the bottom line all-in, pretax.

CHRIS PAULI - THE CROWN ADVISORS - ANALYST

Okay. Thank you. So, it would have been $1.6 million better, is that correct?

MARC FIERMAN - SOURCE INTERLINK COMPANY - CFO

That's correct.

CHRIS PAULI - THE CROWN ADVISORS - ANALYST

Thank you.

OPERATOR

Now I will turn the floor back over to management.

LESLIE FLEGEL - SOURCE INTERLINK COMPANY - CHAIRMAN, CEO

Okay, I think that concludes our remarks. Thanks, everybody, for bearing with us. I know it was a long presentation tonight.

And we look forward to good things, as we go forward into the fourth quarter and into next year, and at some point after first of the year, we hopefully can give you a little more specific guidance for next year. As we learn a little more about this holiday season, and the business that we're trying to acquire, both from acquisitions and from organic sales.

So, thank you very much, and talk to you later.

OPERATOR

This concludes today's Source Interlink Companies fiscal 2006 third quarter earnings teleconference call. You may now disconnect.